CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of Phoenix Balanced Fund, Phoenix Capital Growth Fund, and Phoenix Mid-Cap Growth Fund (constituting Phoenix Series Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Holdings Information”, “Independent Registered Public Accounting Firm”, and “Report to Shareholders” in such Registration Statement.

Boston, Massachusetts

September 11, 2007